Exhibit 99(h)(2)

SECURITIES LENDING AGENCY AGREEMENT AMENDMENT

This amendment (“Amendment”) dated June 12, 2008, is between JULIUS BAER INVESTMENT FUNDS, on behalf of the portfolios listed on Appendix I of the Agency Agreement (the “Lender”) and STATE STREET BANK AND TRUST COMPANY (the “Bank”), as successor to Investors Bank & Trust Company (“IBT”), and amends and supplements the Securities Lending Agency Agreement dated July 24, 2006, between the Lender and the Bank (the “Agency Agreement”). Capitalized Terms not otherwise defined herein shall have the meanings assigned to them in the Agency Agreement.

WHEREAS, State Street Bank and Trust Company is the successor-in-interest to all of the assets, liabilities, rights and obligations of IBT as a result of the July 2, 2007 merger of IBT into State Street Bank and Trust Company (the “Merger”); and

WHEREAS, in connection with the Merger, and in anticipation of the date that the Bank converts the Lender from the legacy IBT systems and platform to legacy State Street systems and platforms (the “Conversion Date”), the parties hereto desire to agree to certain modifications to the Agency Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Approved Borrowers.

	(a)	The Agency Agreement is hereby amended, effective as of the Conversion Date, by striking the first sentence of Section 1.5 and substituting in place thereof the following:

“Borrower” shall mean any entity named on the Bank’s standard schedule of approved borrowers, as may be updated and made available to Lender from time to time by the Bank (the “Standard Approved Borrowers Schedule”) provided; however, that unless the Lender otherwise notifies the Bank in writing of its express approval of the Bank or any affiliate of the Bank as an approved borrower hereunder, the Bank shall restrict the Bank and any affiliate of the Bank from borrowing Securities of the Lender pursuant hereto. The Standard Approved Borrowers Schedule is available at any time, and Lender may restrict the Bank from lending Lender’s securities to any Borrower on the Standard Approved Borrowers Schedule upon written instruction to the Bank.

(b)

The Agency Agreement is further amended by striking Schedule II from the Agreement, and inserting in place of each reference to Schedule II in the Agreement, the reference to the “Standard Approved Borrowers Schedule”.

2.	Approved Collateral.

(a)

Section 1.12 of the Agency Agreement is hereby amended by deleting the definition of “Letter of Credit” as well as Schedule III to the Agency Agreement, and substituting in its place the following new definition:

“Letters of Credit” shall mean irrevocable bank letters of credit issued by a person other than the Borrower or an affiliate of the Borrower, provided Bank has determined that it is appropriate to accept such letters of credit as Collateral under the securities lending programs it administers.

(b)	Section 1.6 of the Agency Agreement is hereby amended by deleting the definition of “Cash Collateral” and substituting in its place the following new definition:

“Cash Collateral” shall mean United States Dollars, including without limitation, fed funds, New York Clearing House funds.

(c)	Section 1.8 of the Agency Agreement is hereby amended by deleting the definition of “Collateral” and substituting in its place the following new definition of Collateral:

“Collateral” shall mean Cash Collateral unless the Bank and the Lender have agreed in writing to additional collateral, including Government Securities and Letters of Credit.

(d)	The Agency Agreement is hereby amended by striking Section 4.2(a) and substituting in its place the following new Section 4.2(a):

          (a) The initial Collateral received shall have (depending on the nature of the loaned securities and the Collateral received) a value of 102% or 105% of the market value of the loaned Securities, or such other value, but not less than 102% of the market value of the loaned Securities, as may be applicable in the jurisdiction in which such loaned Securities are customarily traded. Pursuant to the terms of the applicable Securities Borrowing Agreement, the Bank shall, in accordance with the Bank’s reasonable and customary practices, mark loaned Securities and Collateral to their market value each business day based upon the market value of the Collateral and the loaned Securities at the close of business employing the most recently available pricing information and receive and deliver Collateral in order to maintain the value of the Collateral at no less than one hundred percent (100%) of the market value of the loaned Securities. The Bank is hereby authorized and directed, without obtaining any further approval from the Lender, to invest and reinvest all or substantially all of the Cash Collateral received in any Approved Investment. The Bank shall credit all Collateral, Approved Investments and Distributions received with respect to Collateral and Approved Investments to the Collateral Account and mark its books and records to identify the Lender’s ownership thereof as appropriate.

(e)	The Agency Agreement is hereby amended in Section 1.9 by adding at the end thereof the following three sentences:

Bank is also hereby authorized to request a third party bank to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower pursuant to the terms hereof. In connection therewith, Bank may instruct such third party bank to establish and maintain a Borrower’s account and a Bank account wherein Collateral shall be maintained by such bank (as applicable) in accordance with the terms of a form of custodial arrangement which shall also be consistent with the terms hereof. The Lender agrees that the Bank’s sole liability for the acts or omissions of any such third-party bank shall be limited to liability arising from the Bank’s failure to use reasonable care in the selection of such agent.

3.	Remedies Upon Borrower Default. Section 4.10 of the Agency Agreement is hereby deleted in its entirety and the following new Section 4.10 is substituted therefore.

4.10 Remedies Upon Default.

(a)

If at the time of a notification to a Borrower by the Bank of a Borrower “Default” or Borrower “Event of Default” with respect to a loan (within the meaning of the applicable Securities Borrowing Agreement), some or all of the loaned Securities under such loan have not been returned by the Borrower, and subject to the terms of this Agreement, the Bank shall indemnify the Lender against the failure of the Borrower as follows. The Bank shall purchase a number of Securities of the same issuer, class and denomination as the loaned Securities equal to the number of such unreturned loaned Securities (“Replacement Securities”), to the extent that such Replacement Securities are available on the open market. Such Replacement Securities shall be purchased by promptly applying the proceeds of the Collateral with respect to such loan to the purchase of such Replacement Securities. Subject to the Lender’s obligations pursuant to Sections 4.2(b), 5.3 and 5.7 hereof, if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at the Bank’s expense.

(b)

If and to the extent the Bank is unable to purchase Replacement Securities pursuant to Paragraph (b) hereof, the Bank shall credit to the Lender’s account an amount equal to the Market Value of the unreturned loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Collateral continues to be successfully marked to market by the Borrower against the unreturned loaned Securities; or (ii) the next business day following the day referred to in (i) above, if higher. For purposes hereof, “Market Value” of a security means the market value of such security (including, in the case of a loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by the Bank, or such other independent sources as may be selected by the Bank on a reasonable basis.

(c)

In addition to making the purchases or credits required by Paragraphs (a) and (b) hereof, the Bank shall credit to the Lender’s account the value of all distributions on the loaned Securities (not otherwise credited to the Lender’s accounts with the Bank), for record dates which occur before the date that the Bank purchases Replacement Securities pursuant to Paragraph (a) or credits the Lender’s account pursuant to Paragraph (b).

(d)

Any credits required under Paragraphs (b) and (c) hereof shall be made by application of the proceeds of the Collateral, if any, that remains after the purchase of Replacement Securities pursuant to Paragraph (a). If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at the Bank’s expense.

(e)

If after application of Paragraphs (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such loan are received from the Borrower, the Bank shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by the Bank pursuant to Paragraphs (a) through (d) above, and then to credit to the Lender’s account all other amounts owed by the Borrower to the Lender with respect to such loan under the applicable Securities Borrowing Agreement.

(f)

In the event that the Bank is required to make any payment and/or incur any loss or expense under this Section, the Bank shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Lender against the Borrower under the applicable Securities Borrowing Agreement.

4.	The Agency Agreement is further amended by adding at the end thereof the following new section:

Section 7.12. Distributions on and Voting Rights with Respect to Loaned Securities.

Except as provided in the next sentence, all substitute interest, dividends, and other distributions paid with respect to loaned Securities shall be credited to the Lender’s account on the date such amounts are delivered by the Borrower to the Bank. Any non-cash distribution on loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the loan (and shall be considered to constitute loaned Securities) as of the date such non-cash distribution is received by the Borrower; provided that the Lender may, by giving the Bank ten (l0) business days’ notice prior to the date of such non-cash distribution, direct the Bank to request that the Borrower deliver such non-cash distribution to the Bank, pursuant to the applicable Securities Borrowing Agreement, in which case the Bank shall credit such non-cash distribution to the Lender’s account on the date it is delivered to the Bank.

The Lender acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to Securities of the Account that are on loan on the applicable record date for such Securities.

The Lender also acknowledges that any payments of distributions from Borrower to the Lender are in substitution for the interest or dividend accrued or paid in respect of loaned Securities and that the tax and accounting treatment of such payment may differ from the tax and accounting treatment of such interest or dividend.

If an installment, call or rights issue becomes payable on or in respect of any loaned Securities, the Bank shall use all reasonable endeavors to ensure that any timely instructions from the Lender are complied with, but the Bank shall not be required to make any payment unless the Lender has first provided the Bank with funds to make such payment.

The Lender acknowledges and agrees that, with respect to a dividend paid during the loan term by a company that is a resident of France, the Lender will not be entitled to receive, either from the French company or the Borrower, any additional dividends (sometimes referred to as “complementary coupons”) declared and payable by such company that are equivalent to a tax credit adjustment (such as “credit d’impot étranger”).

The Lender further acknowledges and agrees that the Lender will be required to accept cash in lieu of fractional shares in all instances in which an issuer does not issue fractional shares.

5.

Agency Lending Disclosure. Lender authorizes the Bank to disclose Lender’s identity as a principal lender, and certain other related Account information, including but not limited to name and address, tax identification number, lendable assets, and the Lender’s prospectus, to the Bank’s standard list of approved borrowers, as reasonably necessary for such borrowers to perform credit and risk approval, analysis and monitoring, and to satisfy operational, books and records, regulatory capital, financial, credit, legal, audit and regulatory requirements related to securities lending transactions.

6.	Notices. The Bank hereby designates the following address for purposes of Section 7.3(a) of the

Agency Agreement:

State Street Bank and Trust Company Securities Finance One Lincoln Street, 3rd Floor Boston, Massachusetts 02111

With copy at the same address to: Securities Finance, Legal

7.

Performance Explorer. Lender hereby agrees to participate in the Performance Explorer service offered by the Bank through Data Explorers Limited and Lender further agrees that as a condition for its participation in the Performance Explorer service, the Bank is authorized by Lender to provide to Data Explorers information relating to Lender’s loaned Securities on an anonymous basis for aggregation into the Data Explorers database, provided that the identity of the Lender as owner of the loaned Securities is in no way identifiable and provided further that Data Explorers Limited has agreed to treat any such information provided to it confidentially and to use such information solely for the purposes of providing the service.

8.	Conflicts. Lender and Bank agree that to the extent that any of the terms contained in this Amendment conflict with the terms of the Agency Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, each of the parties hereto has caused their duly authorized officer(s) to execute this Amendment, effective as of the first date set forth above.

JULIUS BAER INVESTMENT FUNDS, on behalf of the portfolios listed on Appendix I of the Agency Agreement	STATE STREET BANK AND TRUST COMPANY

By: /s/ Craig M. Giunta /s/ Tony Williams	By: /s/ Suzanne N. Lee

Name: Craig Giunta Tony Williams	Name: Suzanne N. Lee
Title: CFO President	Title: Senior Managing Director